Exhibit (a)(5)(a)

December 9, 2014

BY FACSIMILE AND GURANTEED OVERNIGHT COURIER

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, Pennsylvania  15259

Attention:  Corporate Trust Administration

Re:                             Notice of Convertibility and Make-Whole Fundamental Change

Ladies and Gentlemen:

Reference is made to (i) that certain indenture, dated as October 25, 2010 (the “2017 Indenture”), between Cubist Pharmaceuticals, Inc., a Delaware corporation (the “Company”) and The Bank of New York Mellon Trust Company, N.A., as trustee, registrar, conversion agent and paying agent  (the “Trustee”, “Registrar”, “Conversion Agent” or “Paying Agent”), pursuant to which Company’s 2.50% Convertible Senior Notes due 2017 (the “2017 Convertible Notes”) were issued, (ii)  that certain indenture, dated as of September 10, 2013 (the “2018 Indenture”), between the Company and the Trustee pursuant to which the Company’s 1.125% Convertible Senior Notes due 2018 (the “2018 Convertible Notes”) were issued, and (iii) that certain indenture, dated as of September 10, 2013 (the “2020 Indenture” and together with the 2017 Indenture and the 2018 Indenture, the “Indentures”), between the Company and the Trustee pursuant to which the Company’s 1.875% Convertible Senior Notes due 2020 (the “2020 Convertible Notes” and together with the 2017 Convertible Notes and 2018 Convertible Notes, the “Convertible Notes”) were issued.  Capitalized terms used herein but not defined herein will have the meanings ascribed to them in the applicable Indenture.

On December 8, 2014, the Company entered into an Agreement and Plan of Merger (the “Agreement”) with Merck & Co., Inc. a New Jersey corporation (“Parent”) and Mavec Corporation, a Delaware corporation and wholly-owned subsidiary of Parent (“Purchaser”).

Pursuant and subject to the Agreement, Purchaser has agreed to commence a tender offer (as it may be amended from time to time, the “Offer”) to provide for the purchase of any and all of the issued and outstanding shares of common stock, par value $0.001 per share (the “Shares”) of the Company for $102.00 per share, net to the seller in cash, without interest (such consideration as it may be amended from time to time, the “Offer Price”).  As soon as practicable following the consummation of the Offer, and subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will merge with and into the Company (the “Merger”) pursuant to the provisions of section 251(h) of the Delaware General Corporation Law (the “DGCL”), with no stockholder vote required to consummate the Merger, and the Company will survive as a wholly owned subsidiary of Parent.  At the effective time of the Merger, any Shares not purchased pursuant to the Offer (other than Shares held in treasury of the Company or owned by the Company, Parent or Purchaser or any of their subsidiaries and Shares owned by stockholders who have properly exercised any available rights of appraisal under section 262 of the DGCL) will be automatically converted into the right to receive cash in an amount equal to the Offer Price.

Notice of Convertibility of the Notes

In accordance with Sections 3.02(a) and 4.01(e) of each Indenture, notice is hereby given that a Fundamental Change and a Make-Whole Fundamental Change will occur at the time Purchaser accepts for purchase and pays for all Shares validly tendered (and not withdrawn) pursuant to the Offer, which is expected to occur promptly after the expiration of the Offer (the date and time of acceptance for payment, the “Acceptance Time”).  The Company currently anticipates that the Acceptance Time will occur on January 22, 2015, but the Company is unable to give any

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assurances as to the actual date on which the Acceptance Time will occur, if at all.  Accordingly, pursuant to Section 4.01(e) of each Indenture, Holders may surrender Convertible Notes for conversion at any time during the period:

•                                          starting from and after December 10, 2014 the Business Day after this notice; and

•                                          ending on, and including, the Fundamental Change Repurchase Date, which the Company will announce on or before 15 Business Days after the Acceptance Time in accordance with Section 3.02(b) of each Indenture.

The Company will pay or deliver, as the case may be, to Holders that surrender their Convertible Notes for conversion prior to the Merger Event, in exchange for their Convertible Notes, cash, shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock or a combination of cash and shares of Common Stock, together with cash, if applicable, in lieu of any fractional share of Common Stock, at its election (such cash, shares of Common Stock or combination of cash and shares of Common Stock, the “Settlement Amount).  The Settlement Amount to be received upon conversion (the “Conversion Value”) prior to the date of the Merger Event may depend in part on the Daily Conversion Value per share of Common Stock for each Trading Day during the applicable Observation Period, which prior to the Merger Event may be less than the Offer Price.  In addition, Holders that convert their Convertible Notes prior to the Acceptance Time will not be entitled to an increased Conversion Rate as explained below under the heading “Notice of Make-Whole Fundamental Change and Increase in the Conversion Rate.”  The Observation Period is defined as the forty (40) consecutive Trading Days that begins on, and includes, the second (2nd) Trading Day after the day such Convertible Note is tendered for such conversion.  Please refer to Section 4.02 of each Indenture for a more complete description of the conversion procedure.

Further, in accordance with Section 4.07 of each Indenture, Holders that properly surrender their Convertible Notes for conversion at and after the Merger Event, will receive, for each $1,000 principal amount of Convertible Notes so surrendered, solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date (as increased pursuant to Section 4.04(a) of the applicable Indenture), multiplied by the Offer Price.  Accordingly, if the Merger Event occurs, the Conversion Value may be greater for the Notes converted on or after the date of the Merger Event than for Notes converted prior thereto.

Notice of Make-Whole Fundamental Change and Increase in the Conversion Rate

A Holder that surrenders Notes for conversion prior to the Make-Whole Fundamental Change will not be entitled to the corresponding increase in the Conversion Rate.  If the Acceptance Time occurs, then, in accordance with Sections 4.04(b) of each Indenture, the Company will notify the Holders of the date on which the Make-Whole Fundamental Change occurs or becomes effective (the “Effective Date”) and issue a press release announcing such Effective Date no later than five (5) Business Days after the Acceptance Time.  This notice will state the effective time of the Make-Whole Fundamental Change and the Conversion Rate and any increase to the Conversion Rate.

The increase in the Conversion Rate will be determined based on the Acceptance Time, which is the “Effective Time” of the Make-Whole Fundamental Change for purposes of each Indenture, and the Stock Price, which is deemed to be the Offer Price.  As explained above, the anticipated Acceptance Time is January 22, 2014, but remains subject to change.

Please refer to each Indenture for a more complete description of the increase in the Conversion Rate applicable in connection with a Make-Whole Fundamental Change including, but not limited to Section 4.04(f) of each Indenture which contains a table providing the Make-Whole Fundamental Change amount corresponding to the Stock Price and effective date of such Make-Whole Fundamental Change.

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Conversion Procedures

A Holder may convert a portion of the principal amount of a Convertible Note, which must be equal to $1,000 or an integral multiple thereof.

The Company will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of Common Stock upon the conversion of a Convertible Note, unless the tax is due because the Holder requests any shares of Common Stock to be issued in a name other than the Holder’s name, in which case the Holder will pay that tax.  The Company or its stock transfer agent may refuse to deliver the certificates representing shares of Common Stock being issued in a name other than the Holder’s name until the Company or its representative receives a sum sufficient to pay any tax that is due by such Holder in accordance with the immediately preceding sentence.

Convertible Notes Held in Certificated Form

To convert a Convertible Note that is held in certificated form, the Holder must:

(1) complete and deliver an irrevocable Conversion Notice (a copy of which can be found either on the back of each Convertible Note or attached to this notice) to the Conversion Agent at the office of the Conversion Agent, and state in writing therein the principal amount of Convertible Notes to be converted and the name or names (with addresses) in which such Holder wishes the certificate or certificates for any shares of Common Stock to be delivered upon settlement of the Conversion Obligation to be registered;

(2) deliver such Convertible Note, duly endorsed to the Company or in blank (and accompanied by appropriate endorsement and transfer documents), to the Conversion Agent; and

(3) if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in subsection (g) of Section 4.02 of the applicable Indenture (see “Interest Payments” below).

Global Securities

To convert a beneficial interest in a Convertible Note that is a Global Security, the Holder must comply with the Depositary’s procedures for converting a beneficial interest in a Global Security and, if required, pay funds equal to interest payable on the next Interest Payment Date to which such Holder is not entitled as set forth in Section (g) of Section 4.02 of the applicable Indenture (see “Interest Payments” below).

Interest Payments

Except as provided in Section 4.02(g) of each Indenture, the Company will not make any separate cash payment for accrued or unpaid interest, if any, upon conversion of the Convertible Notes.  The Company’s settlement of the Conversion Obligation will be deemed to satisfy in full its obligation to pay the principal amount of the Convertible Note and accrued and unpaid interest, if any, attributable to the period from, and including, the most recent Interest Payment Date to, but excluding the Conversion Date.  As a result, accrued and unpaid interest, if any, to but excluding the Conversion Date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.  Upon a conversion of Convertible Notes into a combination of cash and shares of Common Stock, accrued and unpaid interest will be deemed to be paid first out of the cash paid upon such conversion.  Notwithstanding the foregoing, if Convertible Notes are submitted for conversion after the close of business on a Regular Record Date and prior to the open of business on the immediately following Interest Payment Date, Holders of such Convertible Notes as of the close of business on such Regular Record Date will receive the full amount of interest payable on such Convertible Notes on such Interest Payment Date notwithstanding the conversion, and Convertible Notes surrendered for conversion must be accompanied by funds equal to the amount of interest payable on the principal amount of the

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Convertible Notes being converted; provided that no such payment need be made if the Fundamental Change Repurchase Date is after a Regular Record Date and on or prior to the corresponding Interest Payment Date or to the extent of any Defaulted Amounts, if any Defaulted Amounts exist at the time of conversion with respect to such Convertible Note.

The 2017 Notes bear interest at an annual rate of 2.50%, payable semi-annually, computed on the basis of a 360-day year of twelve 30-day months.  The interest payment dates for the 2017 Notes are May 1 and November 1 of each year, and the corresponding Regular Record Dates are the immediately preceding April 15 and October 15, respectively.

The 2018 Notes bear interest at an annual rate of 1.125%, payable semi-annually, computed on the basis of a 360-day year of twelve 30-day months.  The interest payment dates for the 2018 Notes are March 1 and September 1 of each year, and the corresponding Regular Record Dates are the immediately preceding February 15 and August 15, respectively.

The 2020 Notes bear interest at an annual rate of 1.875%, payable semi-annually, computed on the basis of a 360-day year of twelve 30-day months.  The interest payment dates for the Notes are March 1 and September 1 of each year, and the corresponding Regular Record Dates are the immediately preceding February 15 and August 15, respectively.

If the Offer is Consummated, Company Obligation to Offer Repurchase Option to All Holders

Pursuant to Section 3.02 of each Indenture, if a Fundamental Change occurs at any time before the maturity date of the Convertible Notes, each Holder of Convertible Notes will have the right at such Holder’s option to require the Company to repurchase all of such Holder’s Convertible Notes (or portions thereof that are equal to $1,000 or in integral multiples of $1,000), on a date selected by the Company (the “Fundamental Change Repurchase Date”), which will be no later than thirty five (35) Business Days, nor earlier than twenty (20) Business Days, after the date the Fundamental Change Repurchase Right Notice is mailed in accordance with Section 3.02(b) of each Indenture.  Upon the satisfaction of the requirements of Section 3.02 of the applicable Indenture, the Holder’s repurchase option will require the Company to repurchase all of such Holder’s Convertible Notes at a price, payable in cash, equal to one hundred percent (100%) of the principal amount of the Convertible Notes (or portions thereof) to be so repurchased (the “Fundamental Change Repurchase Price”), plus accrued and unpaid interest, if any, to, but excluding the Fundamental Change Repurchase Date  (unless such Fundamental Change Repurchase Date falls after a Regular Record Date and on or prior to the corresponding Interest Payment Date, in which case the Company will pay the full amount of accrued and unpaid interest payable on such Interest Payment Date to the Holder of record at the close of business on such Regular Record Date and the Fundamental Change Repurchase Price will be equal to one hundred percent (100%) of the principal amount of the Convertible Notes to be repurchased).

Notice of Supplemental Indenture

Prior to or at the effective time of the Merger, Parent and the Company intend to enter into a supplemental indenture with respect to each Indenture, which will not adversely affect the rights of Holders of the Convertible Notes.  Each supplemental indenture will be entered into by the Company pursuant to Section 4.07(a) and Section 10.01(f) of the applicable Indenture, which permits the Company to enter into one or more indentures supplemental to each Indenture, without the consent of the Holders, to make any change that does not adversely affect the rights of any Holder.  Pursuant to the terms of each such supplemental indenture, the right to convert each $1,000 principal amount of the Convertible Notes will be changed into a right to convert such principal amount of Convertible Notes into an amount of cash equal to the Conversion Rate in effect on the Conversion Date (as increased pursuant to Section 4.04(a) of the applicable Indenture), multiplied by the Offer Price.

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The Conversion Agent is Bank of New York Mellon Trust Company, N.A.

The Bank of New York Mellon Trust Company, N.A. is acting as the Registrar, Paying Agent and Conversion Agent.  Its contact information follows:

The Bank of New York Mellon Trust Company, N.A.

525 William Penn Place, 38th Floor

Pittsburgh, Pennsylvania  15259

Attention:  Corporate Trust Administration

Please refer to each Indenture for a more complete description of the convertibility of the Convertible Notes, the consideration due upon conversion and when such consideration must be paid by the Company.

Cubist Contact

If you have any questions, please contact Eileen C. McIntyre at (781) 860-8100.

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Very truly yours,

CUBIST PHARMACEUTICALS, INC.

By:	/s/ Thomas J. DesRosier
Name:	Thomas J. DesRosier
Title:	Executive Vice President, Chief Legal and
Administrative Officer

CONVERSION NOTICE

To convert this Security into cash, shares of Common Stock or a combination of cash and shares of Common Stock, as applicable, check the box: ☐

To convert only part of this Security, state the principal amount to be converted (which must be $1,000 or an integral multiple of $1,000): $

If you want the stock certificate made out in another Person’s name, fill in the form below:

(Insert assignee’s social security or tax I.D. number)

(Print or type assignee’s name, address and zip code)

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Security)

* Signature guaranteed by:

By:

*                                         The signature must be guaranteed by an institution which is a member of one of the following recognized signature guaranty programs: (i) the Securities Transfer Agent Medallion Program (STAMP); (ii) the New York Stock Exchange Medallion Program (MSP); (iii) the Stock Exchange Medallion Program (SEMP); or (iv) such other guaranty program acceptable to the Trustee.

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